Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) is entered into as of January 27, 2014 by and between Calavo Growers, Inc., a California corporation (“Calavo”), and              (the “officer”).

RECITALS

A. Calavo’s Board of Directors (the “Board”) has adopted the 2011 Management Incentive Plan (the “Plan”), and Calavo’s shareholders have approved the Plan.

B. The Board and Calavo’s Compensation Committee (the “Compensation Committee”) have approved the award and issuance to the Officer of              shares of Calavo’s common stock, par value $0.001 per share (“Common Stock”) upon the terms set forth in this Agreement.

C. On January 19, 2012, Calavo filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 that covers issuances of shares of Common Stock under the Plan.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Calavo and the Officer hereby agree as follows:

1. Award of Shares to the Officer. Effective as of January 27, 2014, Calavo hereby awards and issues to the              shares of Common Stock, which are referred to below as the “Awarded Shares.”

2. Vesting of the Awarded Shares; Possible Forfeiture of the Awarded Shares.

(a) As of the date of this Agreement, all of the Awarded Shares are unvested and are not transferable by the Officer. Prior to the date that the Awarded Shares vest as described below, the Officer is not entitled to sell, pledge, or otherwise transfer any of the Awarded Shares.

(b) Beginning on January 1, 2015, one-third of the Awarded Shares shall fully vest, and shall become non-forfeitable and transferable by the Officer, if the Officer is serving as an Officer of Calavo on January 1, 2015. On January 1, 2016, one-third of the Awarded Shares shall fully vest, and shall become non-forfeitable and transferable by the Officer, if the Officer is serving as an Officer of Calavo on January 1, 2016. On January 1, 2017, all unvested shares of the Awarded Shares shall fully vest, and shall become non-forfeitable and transferable by the Officer, if the Officer is serving as an Officer of Calavo on January 1, 2017. Except as described below in Section 2(c), if the Officer’s service as an Officer of Calavo terminates prior to any of the dates described above, all of the unvested, Awarded Shares (1) shall automatically be forfeited, cancelled on Calavo’s share record books, and re-conveyed to Calavo by the Officer on the date of his or her termination of service without the necessity for any payment by Calavo and without the necessity of any further action by the Officer, and (2) the Officer shall immediately and automatically cease to have any ownership right as to the Awarded Shares as of such service termination date.

(c) All of the unvested, Awarded Shares shall fully vest, and shall become non-forfeitable and transferable by the Officer if, prior to January 1, 2017, (1) the Officer’s service as an Officer terminates as a result of his or her death or permanent disability (as such disability shall be determined by a physician approved by the Board), (2) the Officer quits after reaching age 65, or (3) a “Change of Control” defined in Section 13.1 of the Plan occurs. The unvested, Awarded Shares shall vest and become non-forfeitable and transferable as of the date of the termination of service or Change of Control that is described in the preceding sentence, as applicable.

3. Evidence of Ownership of the Awarded Shares.

(a) Prior to the date that the Awarded Shares vest pursuant to Section 2 above, Calavo shall not deliver to the Officer a stock certificate evidencing the unvested, Awarded Shares and Calavo shall not otherwise deposit the unvested, Awarded Shares into a brokerage or other account for the benefit of the Officer. However, Calavo shall take necessary or appropriate actions to ensure that Calavo’s transfer agent recognizes the Officer as the owner of the Awarded Shares for purposes of the dividend and voting rights described below in Section 4.

(b) Promptly after the date that the Awarded Shares vest pursuant to Section 2 above, Calavo shall deliver the vested, Awarded Shares by book or electronic entry to a brokerage or other account specified by the Officer or, if requested by the Officer, Calavo shall deliver to the Officer a stock certificate evidencing the vested, Awarded Shares, which certificate shall not contain any restrictive legend.

4. Dividend and Voting Rights. Effective as of the date of this Agreement, the Officer shall have the right to vote the Awarded Shares and to receive any dividends with respect to the Awarded Shares that Calavo may declare on the Common Stock. However, such voting and dividend rights with respect to the unvested, Awarded Shares shall terminate if and when the unvested, Awarded Shares are forfeited upon the Officer’s termination of service prior to January 1, 2017 pursuant to Section 2 above.

5. Minimum Share Ownership Requirement.

(a) The Officer must retain 60% of all vested shares, as they vest, until he/she owns at least 4,000 shares. Following the date that the Officer owns at least 4,000 shares of Common Stock, the Officer shall not be required to retain any of the Awarded Shares, once vested, so long as the Officer at all times thereafter continues to own at least 4,000 shares of Common Stock during the period that he or she is an Officer of Calavo. Awarded Shares that are owned by the Officer shall be counted toward the satisfaction of the share ownership requirement that is described in this Section 5(a) and in Section 5(b) below, but shares of Common Stock that may be acquired by the Officer upon the exercise of a stock option shall not be treated as being owned by the Officer for purposes of the satisfaction of the share ownership requirement until the stock option is exercised.

(b) If the Officer owns at least 4,000 shares of Common Stock as of the date of this Agreement, the Officer shall not be required to retain any of the Awarded Shares, once vested, but the Officer must at all times continue to own at least 4,000 shares of Common Stock during the period that he or she is an Officer of Calavo.

(c) Upon the request of Calavo, the Officer shall provide evidence to Calavo of the number of shares of Common Stock that he or she owns.

(d) The share ownership requirement described in this Section 5 shall terminate on the date that the Officer ceases for any reason to be an Officer of Calavo.

6. Securities Law Compliance. The Officer agrees not to sell, pledge, or otherwise transfer any of the Awarded Shares or any other shares of Common Stock except in full compliance with (a) Calavo’s Insider Trading Policy and (b) all applicable federal and state securities laws, rules, and regulations, including, without limitation, the requirement to file a Form 4 on a timely basis with the SEC pertaining to such transaction and the requirement to comply with the terms of Rule 144 under the Securities Act of 1933, as amended. The Officer also agrees not to sell, pledge, or otherwise transfer any of the Awarded Shares prior to the date that they vest pursuant to Section 2 above, and any such attempted sale, pledge, or other transfer shall be null and void. The Officer acknowledges and agrees that neither Calavo nor any of its agents has made any representation to the Officer about the advisability of the Officer’s retention or sale of the Awarded Shares.

7. Section 83(b) Election. The Officer acknowledges and agrees that: (1) Calavo advised the Officer of his or her right to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, regarding the Awarded Shares within thirty days after Calavo’s grant of the Awarded Shares; (2) Calavo has made no recommendation to the Officer regarding whether the Section 83(b) election should be made; (3) it is the Officer’s responsibility to consult with his or her tax advisor regarding the advisability of the Section 83(b) election; (4) the Officer is responsible for the payment of any and all federal, state and other taxes that may be imposed on the Officer by reason of the grant of the Awarded Shares or the Officer’s subsequent sale of the Awarded Shares; and (5) the Officer promptly shall provide Calavo with a copy of any Section 83(b) election that is made by the Officer.

8. Incorporation by Reference of the Plan. The Plan and all of its terms, as amended from time to time, are incorporated by reference into this Agreement. The Officer acknowledges that he or she has received and reviewed a copy of the Plan. This Agreement is not a complete restatement of all of the terms of the Plan. Calavo and the Officer agree to be bound by the Plan, as amended from time to time, and agree that the terms of the Plan shall govern if and to the extent that there are any inconsistencies between the Plan and this Agreement.

9. No Right to Continue to Serve as a Officer. The Officer understands that nothing in the Plan or this Agreement gives the Officer a right to continue to serve as an Officer of Calavo.

10. Miscellaneous Provisions.

(a) Further Instruments. Calavo and the Officer agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

(b) Provisions Subject to Applicable Law. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and intent of this Agreement.

(c) Complete Agreement. This Agreement and the Plan constitute the complete and exclusive agreement between Calavo and the Officer with respect to the subject matter of this Agreement and replace and supersede any and all other prior written and oral agreements or statements by the parties relating to such subject matter.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Calavo and the Officer and their respective successors and assigns.

(e) Notices. Any notice required or permitted to be given to Calavo or the Officer must be in writing and shall be deemed to have been duly given (1) when delivered in person, (2) when sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (3) on the second business day after dispatch by United States registered or certified mail (postage prepaid and return receipt requested), (4) on the next business day if transmitted by national overnight courier, or (5) on the date delivered if sent by e-mail (provided confirmation of e-mail receipt is obtained), in each case to the address shown below such party’s signature or to such other address as the party may designate in the foregoing manner to the other party.

(f) Amendment and Termination. This Agreement may be amended or terminated only by a writing executed by both Calavo and the Officer.

(g) Counterparts. This Agreement may be executed by facsimile or by e-mail transmission with the signature page attached in PDF or other format and in two counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

(h) Governing Law; Enforcement of this Agreement. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to such state’s conflict-of-law principles. Each party to this Agreement is entitled to bring an action for temporary or preliminary injunctive relief at any time in any court of competent jurisdiction in order to prevent immeasurable and irreparable injury that might result from a breach of this Agreement. To the fullest extent permitted by applicable law, the unsuccessful party to any court action regarding this Agreement shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in the court action by the successful party, all of which shall be included in and as a part of the award rendered in the action. For purposes of this paragraph, attorneys’ fees shall include, without limitation, fees incurred in connection with post-judgment and post-award actions.

IN WITNESS WHEREOF, Calavo and the Officer have executed and delivered this Agreement as of the day and year first written above.

CALAVO GROWERS, INC.

By:	/s/ Lecil E. Cole
Lecil E. Cole
Chief Executive Officer

Address: 1141-A Cummings Road Santa Paula, California 93060 Attention: Corporate Controller Fax: (805) 921-3223 E-Mail: jamess@calavo.com

Officer